Exhibit 10.15

Execution Version

MANAGEMENT SHAREHOLDERS AGREEMENT

AMONG

6922767 HOLDING (CAYMAN) INC.

AND

MANAGEMENT SHAREHOLDERS OF 6922767 HOLDING (CAYMAN) INC.

DATED AS OF SEPTEMBER 16, 2008

-i-

TABLE OF CONTENTS

(continued)

MANAGEMENT SHAREHOLDERS AGREEMENT

THIS MANAGEMENT SHAREHOLDERS AGREEMENT, dated as of September 16, 2008, is entered into among 6922767 Holding (Cayman) Inc., a limited liability exempted company incorporated under the laws of the Cayman Islands (the “Company”), and the other Persons listed on each signature page hereto. Each of the Persons listed on the signature pages hereto (other man the Company) and any Person who becomes a party hereto are sometimes referred to individually as a “Shareholder” and together as the “Shareholders.”

RECITALS:

WHEREAS, 6922767 Canada Inc. (“Bidco”) and CHC Helicopter Corporation have entered into an arrangement agreement, dated as of February 22, 2008, pursuant to which Bidco will acquire all of the issued and outstanding shares of CHC Helicopter Corporation, following which Bidco will amalgamate with CHC Helicopter Corporation (the “Arrangement”);

WHEREAS, the authorized capital of the Company consists of Ordinary A Shares, Ordinary B Shares, Adjustable C Shares, Special Shares and Reserved Shares:

WHEREAS, in connection with the Arrangement, each of the Shareholders have subscribed for Ordinary B Shares of the Company (the “Management Shares”);

WHEREAS, pursuant to the Company Share Incentive Plan as it may be amended from time to time (the “Plan”), as of the date hereof, each of the Shareholders has been granted options to purchase Ordinary B Shares and/or has subscribed for Special A Shares, as the case may be;

WHEREAS, pursuant to the Plan, it is expected that in the future. Shareholders will be granted options to purchase Ordinary B Shares and/or will subscribe for shares of a class of Special Shares, as the case may be;

WHEREAS, the Shareholders wish to provide for certain matters relating to their respective holdings of Shares and the governance of the Company; and

WHEREAS, the Company may issue Shares in the future to Persons who will be required to be bound by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereto agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Act” means the Companies Law (2007 Revision) of the Cayman Islands and any successor statute, as amended from time to time.

“Adjustable C Shares” means the adjustable C shares of a nominal or par value of US$0.01 each in the capital of the Company together with each security, if any, into which such adjustable C shares may hereafter be converted or for which such adjustable C shares may hereafter be exchanged.

“Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common Control with, such Person and with respect to the Company shall include CHC and any joint venture in which the Company holds directly or indirectly a twenty-five percent (25%) or greater ownership interest.

“Agreement” means this agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Arrangement” has the meaning given that term in the Recitals to this Agreement.

“Articles” means the Articles of Association of the Company, as amended or substituted from time to time.

“Assignment Agreement” means a writing substantially in the form of Exhibit A hereto whereby a Transferee becomes a party to, and agrees to be bound by, the terms of this Agreement with respect to the Shares so Transferred.

“Assumption Agreement” means a writing substantially in the form of Exhibit B hereto whereby a Person who has been issued Shares by the Company becomes a party to, and agrees to be bound by. the terms of this Agreement with respect to the Shares so issued.

“Bidco” has the meaning given that term in the Recitals to this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal, state or provincial holiday or other day on which commercial banks in New York City or Vancouver are authorized or required by law to close.

“CHC” means CHC Helicopter LLC, a limited liability corporation existing under the laws of Delaware, or any entity which is a successor to all or a majority of the assets, business or operations of CHC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given that term in the Preamble to this Agreement.

“Committee” shall mean the Board or any person or persons designated by the Board to administer the Plan.

“Competitor” means any Person managing, carrying on or engaging in a business of supplying any global, national or local helicopter services including flight operations and repair, maintenance and overhaul services.

“Confidential Information” has the meaning given that term in Section 10.1(1).

“Control” means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise and the term “controlling” and “controller” shall have the same corresponding meaning.

“Date of Termination” means, as applicable, the date on which (i) a Shareholder’s consulting agreement with the Company or an Affiliate of the Company, or (ii) a Shareholder’s employment or service to or with the Company or an Affiliate of the Company is Terminated for the purposes of the Plan and in the case of a Shareholder who does not return to active employment or service (as provided in Section 2(vv) of the Plan) immediately following a period of absence due to vacation, temporary illness or authorized leave of absence, the last day of such period of absence.

“Disability” means a physical or mental disability such that the Shareholder is substantially unable to perform those duties that the Shareholder would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

“Exit Event” means (i) an initial Public Offering or any subsequent Public Offering of equity interests in CHC, or (ii) any merger, consolidation, sale of interests, sale of assets or other similar transaction in respect of the Company (or an Affiliate thereof) outside the ordinary course of business where the Company receives proceeds in cash or in kind.

“Fair Value” means the fair value of a Share, in the context of the sale of the Company as a whole, determined by the Committee based on the most recent independent third party valuation of the Company (that shall take place at least annually), such valuation to be undertaken in a manner consistent with the assumption that the Company is a public company, assuming no minority discount and a cash price between a willing buyer and willing seller both with knowledge of the relevant facts and under no compulsion to buy or sell.

“Family Trust” means a trust, the sole beneficiaries of which are members of the immediate family of a Shareholder, but only if such Shareholder maintains voting Control of any Shares held by the trust or is the sole trustee of the trust.

“Final Exit Event” means the Exit Event following which the Funds and the Investors no longer retain any direct or indirect participating equity interest in CHC.

“Financing Default” has the meaning given to such term in Section 4.6(1) of this Agreement.

“FR XI Fund” means First Reserve Fund XI, L.P. or an alternate or parallel investment vehicle thereof.

“FR XII Fund” means First Reserve Fund XII, L.P. or an alternate or parallel investment vehicle thereof.

“Funds” means the FR XI Fund and the FR XII fund.

“Investors” means all holders of Ordinary Shares immediately prior to the initial effective date of the Plan, other than the Funds.

“ITA” means the Income Tax Act (Canada) and any regulation thereunder, as amended.

“Legend” has the meaning given that Term in Section 4.1(3) of this Agreement.

“Management Loan” means each of the loan agreements dated as of —, 2008 between FR Horizon Topco S.a.R.L. and the specified Shareholder and all security agreements and other instruments related to such loan.

“Management Share Call Notice” has the meaning given that term in Section 8.2(3) of this Agreement.

“Management Share Call Right” has the meaning given that term in Section 8.2(1) of this Agreement.

“Management Share Put Notice” has the meaning given that term in Section 8.1(2) of this Agreement.

“Management Share Put Right” has the meaning given that term in Section 8.1(1) of this Agreement.

“Management Share Shareholder” means a holder of Management Shares, provided that in the event of the death of a Management Share Shareholder, the holder shall be the Management Share Shareholder’s legal representative or estate.

“Management Shares” has the meaning given that term in the Preamble to this Agreement.

“Memorandum” means the Memorandum of Association of the Company, as amended from time to time.

“Option Grant Agreement” means an agreement between the Company and an individual pursuant to which the individual is granted the right to acquire Option Shares.

“Option Share Call Notice” has the meaning given that term in Section 7.1(3).

“Option Share Call Right” has the meaning given that term in Section 7.1(1).

“Option Share Shareholder” means a holder of Ordinary B Shares issued upon the exercise of an option in accordance with the terms of an Option Grant Agreement.

“Option Shares” means Ordinary B Shares issued upon the exercise of an option in accordance with the terms of an Option Grant Agreement.

“Ordinary A Shares” means the voting ordinary A shares of a nominal or par value of US$0.01 each in the capital of the Company together with each security, if any, into which such ordinary A shares may hereafter be converted or for which such ordinary A shares may hereafter be exchanged.

“Ordinary B Shares” means the non-voting ordinary B shares of a nominal or par value of US$0.01 each in the capital of the Company together with each security, if any, into which such ordinary B shares may hereafter be converted or for which such ordinary B shares may hereafter be exchanged.

“Ordinary Share Shareholder” means a holder of Ordinary Shares, provided that in the event of the death of an Ordinary Share Shareholder, the holder shall be the Ordinary Share Shareholder’s legal representative or estate.

“Ordinary Shares” means the Ordinary A Shares and the Ordinary B Shares in the capital of the Company.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Permitted Transferee” with respect to any Shareholder, means (i) upon the death or physical or mental incapacity of such Shareholder, any Person entitled to such Shareholder’s Shares pursuant to the terms of any trust, will, power of attorney or similar authority of such Shareholder or by the laws of intestate succession, (ii) members of the immediate family of such Shareholder, or (iii) a Family Trust.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Plan” has the meaning given that term in the Recitals to this Agreement.

“Public Offering” means the sale of common equity or equivalent securities to the public pursuant to a prospectus or registration statement made in accordance with applicable laws.

“Put Period” has the meaning given that term in Section 6.1(1) of this Agreement.

“Register” means the register of members of the Company required to be kept pursuant to the Companies Law of the Cayman Islands (as amended).

“Regulations” means the regulations promulgated under the Code.

“Reserved Shares” means the reserved shares of nominal or par value US$0.01 each in the capital of the Company together with each security, if any, into which reserved shares may hereafter be converted or for which such reserved shares may hereafter be exchanged.

“Restricted Business” means any business carried on by the Company or its Affiliates as of the Restriction Date with which the Shareholder was involved to a material extent at any time during the period of twelve (12) months ending on the Restriction Date.

“Restricted Customer” means any Person who at any time during the period of twelve (12) months ending on the Restriction Date was a customer of, a client of, or otherwise in the habit of dealing with, the Company and its Affiliates and with whom or which the Shareholder dealt to a material extent or for whom or which the Shareholder was responsible on behalf of the Company or its Affiliates during that period.

“Restriction Date” means the date of the Shareholder’s Date of Termination.

“Restricted Employee” means any individual who, at his or her Restriction Date, was an employee of the Company or its Affiliates and who could materially damage the interests of the Company or any of its Affiliates if he or she became employed in any business concern in competition with any Restricted Business and with whom the Shareholder worked closely during the period of twelve (12) months ending on the Restriction Date.

“Shareholder” has the meaning given that term in the Preamble to this Agreement.

“Shares” means the Management Shares, the Option Shares and/or the Special Shares, as the context requires.

“Special A Shares” means the special A shares of a nominal or par value of US$0.01 each in the capital of the Company together with each security, if any, into which special A shares may hereafter be converted or for which such special A shares may hereafter be exchanged.

“Special Shares” means the special shares in the capital of the Company issued from time to time in classes and series, including the Special A Shares, together with each security, if any, into which such special shares may hereafter be converted or for which such special shares may hereafter be exchanged.

“Special Share Put Notice” has the meaning given that term in Section 6.1(2) of this Agreement.

“Special Share Put Right” has the meaning given that term in Section 6.1(1) of this Agreement.

“Special Share Shareholder” means a holder of Special Shares, provided that in the event of the death of a Special Share Shareholder, the holder shall be the Special Share Shareholder’s legal representative or estate.

“Special Share Subscription Agreement” means the agreement between the Company and each Special Share Shareholder pursuant to which the Special Share Shareholder acquires the Special Shares.

“Subscription Agreement” means an agreement between the Company and a member of management of CHC Helicopter Corporation or an Affiliate thereof pursuant to which such member of management subscribes for Ordinary B Shares.

“Termination or Terminated” (or any derivative thereof) means the termination of a Shareholder’s consulting agreement with the Company or an Affiliate of the Company or the termination or a Shareholder’s active employment or service to or with the Company or an Affiliate of the Company (other than in connection with the Shareholder’s transfer to employment or service with any other Affiliate of the Company or a period of vacation, temporary illness or authorized leave of absence), as the case may be, whether such termination is lawful or otherwise, and for purposes of the Plan, active employment or service does not mean any statutory or common law severance period or any period of reasonable notice that the Company or an Affiliate of the Company may be required to provide to the Shareholder under applicable law.

“Transfer” means, with respect to any Share (or direct or indirect economic or other interest therein), a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning. In addition, “Transferred” and “Transferee” shall have the correlative meanings.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; and (c) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references are to this Agreement unless otherwise specified.

1.3 Action on Non-Business Days. If any payment if required to be made or other action taken (including the giving of notice) is requires to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company is an exempted limited liability company incorporated under the laws of the Cayman Islands on February 14, 2008. All Shareholders shall be deemed to have notice of, and be bound by, the terms and conditions set forth in the Memorandum and the Articles.

2.2 Registered Office: Principal Office: Other Offices. The registered office of the Company required by the Act to be maintained in the Cayman Islands shall be as stated in the Memorandum or such other office in the Cayman Islands (which need not be a place of business of the Company) as the Board may designate in the manner provided by the Act. The principal office of the Company shall be at such place outside of the Cayman Islands as the Board may designate. The Company may have such other offices as the Board may designate.

2.3 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be held by the Company as an entity, and no Shareholder, director or officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by Shareholders. Each Shareholder represents and warrants to each of the other Parties with regard to itself as follows:

(1)	if such Shareholder is an individual, that he or she has the capacity to enter into and give full effect to this Agreement;

(2)	that such Shareholder owns beneficially and/or of record the Shares which have been issued to him, her or it pursuant to a Subscription Agreement. Option Grant Agreement or Special Share Subscription Agreement, as applicable, and that, except for the Management Loan and any security documents in connection therewith, such Shares are not subject to any mortgage, lien, charge, pledge, encumbrance, security interest or adverse claim and that no Person has any rights to become a holder or possessor of any of such Shares or of the certificates representing the same;

(3)	that this Agreement has been duly executed and delivered by or on behalf of him, her or it, as the case may be;

(4)	that this Agreement constitutes a valid and binding obligation enforceable against him, her or it in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and

(5)	that all of the foregoing representations and warranties will continue to be true and correct and in effect during the continuance of this Agreement.

3.2 Representations and Warranties by the Company. The Company represents and warrants to each of the other Parties:

(1)	that it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and that it has the corporate power and capacity to enter into and perform its obligations under this Agreement;

(2)	that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation enforceable against the Company in accordance with its terms, subject to usual exceptions as to bankruptcy and the availability of equitable remedies:

(3)	that the execution, delivery and performance of this Agreement does not and will not contravene the provisions of its Memorandum, Articles, constating documents or other organizational documents or the provisions of any indenture, agreement or other instrument to which it is a party or by which it may be bound; and

(4)	that all of the foregoing representations and warranties will continue to be true, correct and in effect during the continuance of this Agreement.

ARTICLE IV

TRANSFERS; NEW SHAREHOLDERS; CERTAIN RESTRICTIONS

4.1 Limitations on Transfer.

(1)	Without the prior written consent of the Company (which may be withheld by the Company in its sole discretion), no Shareholder may Transfer any Shares other than as permitted by the Plan. Section 4.2 or pursuant to the exercise of the rights set forth in Section 6.1, Section 7.1, Section 8.1 or Section 8.2. For greater certainty, the Company hereby consents to any Transfer in accordance with Section 4.2 or pursuant to the exercise of the rights set forth in Section 6.1, Section 7.1, Section 8.1 or Section 8.2.

(2)	In the event of any purported Transfer by a Shareholder of any Shares in violation of the provisions of this Agreement, the Plan, the Articles or the Memorandum, such purported Transfer will be void and shall not be registered in the Register.

(3)	Unless and until the Company determines otherwise, Shares shall be uncertificated and recorded in the books and records of the Company. To the extent that any Shares are certificated, each certificate representing Shares will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or the requirements of any applicable government authority, any stock exchange or market upon which the Shares are then listed, admitted or quoted, as applicable, or necessary to give full effect to this Agreement the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE MANAGEMENT SHAREHOLDERS AGREEMENT AMONG 6922767 HOLDING

(CAYMAN) INC. AND THE MANAGEMENT SHAREHOLDERS OF 6922767 HOLDING (CAYMAN) INC. THERETO, DATED AS OF            , 2008, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME (THE “MANAGEMENT SHAREHOLDERS AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF 6922767 HOLDING (CAYMAN) INC. THE MANAGEMENT SHAREHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS. CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE MANAGEMENT SHAREHOLDERS AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE MANAGEMENT SHAREHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE MANAGEMENT SHAREHOLDERS AGREEMENT.”

The Legend will be removed by the Company, with respect to any certificate representing Shares, by the delivery of substitute certificates without such Legend in the event of a Transfer permitted by this Agreement and in which the Transferee is not required to be bound by, or become a party to, this Agreement.

4.2 Transfer to Permitted Transferees.

(1)	Subject to the terms and conditions of the Plan, the Management Loan, the Articles and the Memorandum, any Shareholder may Transfer any or all of the Shares held by it to any Permitted Transferee who duly executes and delivers an Assignment Agreement, provided that such Transfer shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is exempt from, not subject to, or in compliance with, the provisions of applicable securities laws. The Company shall have the authority to admit new counterparties to this Agreement on behalf of the Shareholders.

(2)	Following a Transfer or Transfers to a Permitted Transferee, references to Termination, Date of Termination and cessation of employment or service in Articles VI and VIII shall be to the Termination, Date of Termination and cessation of employment or service of the individual to whom the affected Shares were first issued.

(3)	Each Permitted Transferee of any Shareholder to which Shares are transferred shall, and such Shareholder shall cause such Permitted Transferee to, transfer back to such Shareholder (or to another Permitted Transferee of such Shareholder) any Shares it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Shareholder.

(4)	In connection with any Transfer or proposed Transfer of its Shares, a Shareholder may disclose Confidential Information only after (i) obtaining the consent of the Company, and (ii) the execution by the Shareholder and Permitted Transferee and the Company of a suitable non-disclosure agreement protecting the Company from any subsequent disclosure of such information.

4.3 Rights and Obligations of Transferees. Any Transferee of Shares (other than Transferees who acquire Shares pursuant to the exercise of rights set forth in Section 6.1, Section 7.1, Section 8.1 or Section 8.2) will be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an Assignment Agreement and, upon executing and delivering an Assignment Agreement and having their name entered into the Register, will be treated as a Shareholder for all purposes hereof; provided, however, that no such Transferee (other than a Permitted Transferee) will acquire any rights, but will be subject to the obligations under this Agreement, unless the Company shall have consented to the giving of such rights to such Transferee.

4.4 Issuance of Shares by the Company. In the future, the Company may issue Shares to Persons and require them, at the time of and as a condition to such issuance, to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement and having their name entered into the Register, will be treated as a Shareholder for all purposes hereof.

4.5 Other Transfer Restrictions. In addition to any other restrictions on Transfer contained in this Agreement, in no event may any Transfer of any Shares be made (a) if such Transfer would be reasonably likely to cause the Company to cease to be classified as a partnership for U.S. federal or state income tax purposes, (b) if such Transfer would require the registration of Shares pursuant to any applicable foreign, federal, provincial or state securities laws, (c) if such Transfer would be reasonably likely to cause the Company to become a “Publicly Traded Partnership” (as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code), (d) if such Transfer would subject the Company or any of its Affiliates to regulation under the Investment Company Act of 1940, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or would subject the Company or any of its Affiliates to regulation under the Investment Advisers Act of 1940, as amended, (e) if such Transfer would result in a violation of any applicable law, (f) if such Transfer would or could cause the Option Shares to cease to be prescribed shares under the Regulation 6204 of the ITA, (g) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such interest or (h) if such Transfer would, in the opinion of the Company, reasonably be expected to have an adverse regulatory impact on the Company or any of its Affiliates.

4.6 Certain Limitations on the Company’s Obligation to Purchase Shares.

(1)	Violation of Law or Financing Default

(a)

The Company shall not be obligated to purchase any Shares pursuant to Section 6.1, Section 7.1, Section 8.1 or Section 8.2 (i) to the extent that the purchase of such Shares would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any Affiliate of the Company or any of its or their property or (B) a default or an event of default on the part of the Company or any Affiliate of the Company under any bond indenture or any loan, guarantee or other agreement under which the Company or any Affiliate of the Company has borrowed money or under any aircraft operating lease to which the Company or any Affiliate of the Company is a party (a “Financing Default”), or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase; provided, however, subject to Section 4.6(2), that the Company shall fully satisfy its obligation under Section 6.1, Section 7.1.

Section 8.1 or Section 8.2, as applicable, as soon as the purchase of the Shares is no longer restricted pursuant to this Section 4.6(1)(a), with such amount paid to the Shareholder (or, in the case of the death of a Shareholder, the Shareholder’s legal representative or estate), as applicable, within fifteen (15) days after the prohibition is lifted.

(b)	If the Company has delivered an Option Share Call Notice or Management Share Call Notice or received a Special Share Put Notice or Management Share Put Notice, and is not able to purchase the Shares due to the application of Section 4.6(1)(a), the Company shall, within fifteen (15) days, so notify the Shareholder that it is not obligated to purchase hereunder other than in compliance with Section 4.6(1)(a).

(2)	Lack of Available Cash on Hand

(a)	The Company shall not be obligated to purchase any Shares pursuant to Section 6.1, Section 7.1, Section 8.1 or Section 8.2 to the extent that there is a lack of available cash on hand of the Company and no cash can be obtained by the Company on reasonable commercial terms in compliance with its existing contractual obligations; provided, however, that the Company shall instead fulfill any obligations in accordance with Section 4.6(2)(b).

(b)

Any Shares not purchased in accordance with Section 6.1, Section 7.1, Section 8.1 or Section 8.2 as a result of the application of Section 4.6(2)(a) shall be purchased by the Company, subject to compliance by the Company with the terms of the Articles, applicable law and hereof, (x) by delivery of a note for the applicable purchase price payable (determined in accordance with Section 6.1, Section 7.1, Section 8.1 or Section 8.2, as applicable) in equal annual instalments with a term of up to three (3) years, bearing interest at the prime lending rate in effect as of the date of the exercise of the Option Share Call Right, the Management Share Call Right, the Management Share Put Right or the Special Share Put Right, as the case may by; provided, however, that the Company shall fully satisfy its obligation under the note sooner if the Company has sufficient cash on hand, with such amount paid to the Shareholder (or, in the case of the death of a Shareholder, the Shareholder’s legal representative or estate), as applicable, within fifteen (15) days after the date the prohibition is lifted or (y) if purchase by delivery of a note as described in clause (x) is not permitted due to the term of any outstanding Company indebtedness or otherwise, then, for the applicable purchase price (determined in accordance with Section 6.1, Section 7.1, Section 8.1 or Section 8.2, as applicable) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Shares is no longer prohibited, provided the Company shall give the Shareholder five (5) days’ prior notice of any such purchase.

(c)	If Section 4.6(2)(a) is applicable, and the Company cannot purchase Shares as otherwise required under this Agreement, the Company shall, within fifteen (15) days, so notify the Shareholder that it is not obligated to purchase hereunder other than in compliance with Section 4.6(2)(b).

4.7 Company Appointed as Attorney. Each Shareholder hereby appoints, in the event that such Shareholder is a vendor of Shares pursuant to Section 6.1, Section 7.1, Section 8.1 or Section 8.2, the Company as the vendor’s attorney, with full power of substitution, in the name of the vendor but on behalf of and at the expense of the purchaser, to execute and deliver all deeds, transfers, assignments and assurances necessary to transfer effectively the interest being sold to the purchaser or its nominees. Such appointment, being coupled with an interest, is irrevocable by each Shareholder and shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of such Shareholder and each Shareholder agrees to ratify and confirm all that the Company may do or cause to be done pursuant to the foregoing. Each Shareholder consents to any transfer of Shares made pursuant to the foregoing.

ARTICLE V

VOTING

5.1 Voting.

(1)	At any annual or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders, Shareholders shall take all action provided for under the terms of the Special Shares, Option Shares and/or Management Shares held by them, as applicable, including by way of voting their Special Shares, Option Shares and/or Management Shares, as applicable, to the extent entitled to vote, to give effect to the agreements contained in this Agreement. On any matter that requires the consent of shareholders of the Company, including any vote that requires a class vote, the Shareholders shall vote the Special Shares, Option Shares and/Management Shares, as applicable, they are entitled to vote on such matter in the same manner as the Ordinary A Shares held by the Funds are voted, or, if the Ordinary A Shares held by the Funds are not permitted or required under applicable law to be voted on a particular matter, as directed by the Funds. In addition, and without limiting the generality of the previous sentence, Shareholders hereby agree to vote in favor of any proposed share split, subdivision or consolidation of the Special Shares, Option Shares or Management Shares, as applicable, and the Special Share Shareholders shall vote in favour of the creation of any new class or series of shares as directed by the Funds. In connection therewith, each Shareholder hereby appoints the FR XI Fund as the Shareholder’s attorney, with full power of substitution, in the name of such Shareholder, to execute and deliver all documents, resolutions or instruments to vote such Shareholder’s Shares in accordance with this Section 5.1(1). Subject to applicable law, such appointment, being coupled with an interest, is irrevocable by each Shareholder and shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of such Shareholder and each Shareholder agrees to ratify and confirm all that the FR XI Fund may do or cause to be done pursuant to the foregoing. In connection therewith, each Shareholder hereby agrees, at any time and from time to time, when requested by the Funds, to grant a proxy with full power of substitution to any designated representative(s) of the Funds for the purposes of voting such Shareholder’s Shares in accordance with this Section 5.1(1) at any meeting of shareholders of the Company, it being acknowledged that such proxy is coupled with an interest under this Agreement.

(2)

At any annual or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders, no Shareholder shall take any action, including by way of voting its Special Shares, Option Shares and/or Management

Shares, as applicable, to approve or adopt any proposal to be voted on or consented to by the shareholders of the Company if such proposal has not been approved by the Board. Without the prior written consent of the Funds, no Shareholder will propose that any matter be considered by the shareholders of the Company at any annual or special meeting of shareholders of the Company.

ARTICLE VI

SPECIAL SHARES

6.1 Put Right.

(1)	If a Special Share Shareholder’s employment or service with the Company or an Affiliate of the Company (either referred to as the “Company” in this Section) is Terminated due to death or Disability, the Special Share Shareholder shall, for a period of one year (the “Put Period”), have the right to sell to the Company, and the Company shall be required in redeem, all of such Special Share Shareholder’s vested Special Shares at a per share price equal to their Fair Value determined as of the Special Share Shareholder’s Date of Termination (the “Special Share Put Right”). Vesting of Special Shares shall be as determined in accordance with the Plan.

(2)	The Special Share Put Right may only be exercised by a Special Share Shareholder against the Company if the Special Share Shareholder has given notice thereof to the Company (the “Special Share Put Notice”). The Special Share Put Notice shall constitute the irrevocable election by a Special Share Shareholder to sell, and the Special Share Shareholder shall sell, all vested Special Shares held by the Special Share Shareholder in accordance with the terms of this Agreement and, upon the giving of such notice, the Company shall thereupon be obligated to purchase and shall redeem all such Special Shares as stated in the Special Share Put Notice. The Special Share Put Notice shall be executed by the Special Share Shareholder and shall stipulate that, pursuant to this Section 6.1, the Special Share Shareholder is exercising its right to sell to the Company the vested Special Shares owned by the Special Share Shareholder as at the date on which the Special Share Put Notice is delivered.

(3)	The closing of the purchase of the vested Special Shares stipulated in the Special Share Put Notice shall be thirty (30) days after receipt of the Special Share Put Notice by the Company. The Company and the Special Share Shareholder may mutually agree in writing to change the closing date for the closing of the purchase and sale of the Special Shares pursuant to the Special Share Put Right.

(4)	The purchase price shall be paid on closing by the Company delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Special Share Shareholder provides to the Company wire transfer instructions) to the Special Share Shareholder at the principal office of the Company against delivery of certificates or other instruments representing the vested Special Shares so purchased, if existing, appropriately endorsed by the holder of such vested Special Shares.

(5)	Notwithstanding Section 6.1(1), any redemption, purchase or similar transaction involving the Company described herein shall, in all instances, be subject to the Company’s compliance with its contractual obligations (including Section 4.6 hereof), organizational documents and applicable law.

ARTICLE VII

OPTION SHARES

7.1 Call Right.

(1)	Subject to the terms and conditions of the Articles, at any time before or on the Final Exit Event, the Company or an Affiliate of the Company (either referred to as the “Company” in this Section) shall have the unilateral right (but not the obligation) and shall be entitled to exercise such right to purchase all or any portion of the Option Shares held by an Option Share Shareholder (the “Option Share Call Right”). The Option Share Call Right is intended to be exercised for the principal purpose of providing an Option Share Shareholder with a market for Option Shares. Provided such Option Share Call Right is property exercised by the Company and an Option Share Call Notice (as hereinafter defined) which meets the requirements of Section 7.1(3) is delivered to the Option Share Shareholder. The Option Share Shareholder hereby agrees to sell, and shall sell, all such Option Shares in accordance with and subject to the provisions of this Agreement governing the Option Share Call Right; provided that the Option Shares must have been issued at least six months plus one day prior to the closing date of any acquisition pursuant to this Section 7.1.

(2)	The purchase price per Option Share to be purchased pursuant to an Option Share Call Right shall be the Fair Value (determined by the Committee based on, to the extent practicable in the circumstances, an updated independent third party valuation of the Company) of each Option Share; provided that the purchase price will, in any event, be at least equal to the par value of the relevant Option Share and may not exceed the fair market value of an Option Share on the date of repurchase.

(3)	The Option Share Call Right may only be exercised by the Company against an Option Share Shareholder if the Company has given notice thereof to the Option Share Shareholder (the “Option Share Call Notice”). The Option Share Call Notice may only be delivered to the Option Share Shareholder until or on the Final Exit Event. The Option Share Call Notice shall constitute the irrevocable election by the Company to purchase, and the Company shall purchase, all or a portion of the Option Shares held by the Option Share Shareholder in accordance with the terms of this Agreement and, upon the giving of such notice, the Option Share Shareholder shall thereupon be obligated to sell and shall sell to the Company all such Option Shares as stated in the Option Share Call Notice. The Option Share Call Notice shall be executed by the Company and shall stipulate (i) that pursuant to this Section 7.1 the Company is exercising its right to purchase from the Option Share Shareholder all or any portion of the Option Shares owned by the Option Share Shareholder as at the date on which the Option Share Call Notice is delivered; and (ii) the Company’s determination and calculation of the Fair Value of the Option Shares subject to the Option Share Call Right, determined in accordance with Section 7.1(2).

(4)

The closing of the purchase of the Option Shares stipulated in the Option Share Call Notice shall be thirty (30) days after delivery of the Option Share Call Notice by the Company. The Company and the Option Share Shareholder may mutually agree in writing to change the closing date for the closing of the purchase and sale of the Option Shares pursuant to the Option Share Call Right provided that the Fair Value of the Option Shares shall be determined as at the fast day of the month prior to the month in which such new closing date occurs and may not exceed the fair market value of the Option Share on the date of repurchase.

(5)	The purchase price shall be paid on closing by the Company delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Option Share Shareholder provides to the Company wire transfer instructions) to the Option Share Shareholder at the principal office of the Company against delivery of certificates or other instruments representing the Option Shares so purchased, if existing, appropriately endorsed by the holder of such Option Shares.

(6)	Notwithstanding Section 7.1(1) any redemption, purchase or similar transaction involving the Company described herein shall, in all instances, be subject to the Company’s compliance with its contractual obligations (including Section 4.6 hereof), organizational documents and applicable law.

7.2 Regulation 6204 Restriction. No Shareholder shall approve a resolution that would or could cause the Option Shares to cease to be prescribed shares under Regulation 6204 of the ITA.

ARTICLE VIII

MANAGEMENT SHARES

8.1 Put Right.

(1)	If a Management Share Shareholder’s employment or service with the Company or an Affiliate of the Company (either referred to as the “Company” in this Section) is Terminated due to death or Disability, the Management Share Shareholder shall, for the Put Period, have the right to sell to the Company, and the Company shall be required to redeem, all of such Management Share Shareholder’s Management Shares at a per share price equal to their Fair Value determined as of the Management Share Shareholder’s Date of Termination (the “Management Share Put Right”).

(2)	The Management Share Put Right may only be exercised by a Management Share Shareholder against the Company if the Management Share Shareholder has given notice thereof to the Company (the “Management Share Put Notice”). The Management Share Put Notice shall constitute the irrevocable election by a Management Share Shareholder to sell, and the Management Share Shareholder shall sell, all Management Shares held by the Management Share Shareholder in accordance with the terms of this Agreement and, upon the giving of such notice, the Company shall thereupon be obligated to purchase and shall redeem all such Management Shares as stated in the Management Share Put Notice. The Management Share Put Notice shall be executed by the Management Share Shareholder and shall stipulate that the Management Share Shareholder is exercising its right to sell to the Company the Management Shares owned by the Management Share Shareholder as at the date on which the Management Share Put Notice is delivered.

(3)	The closing of the purchase of the Management Shares stipulated in the Management Share Put Notice shall be thirty (30) days after receipt of the Management Share Put Notice by the Company. The Company and the Management Share Shareholder may mutually agree in writing to change the closing date for the closing of the purchase and sale of the Management Shares pursuant to the Management Share Put Right.

(4)	The purchase price shall be paid on closing by the Company delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Management Share Shareholder provides to the Company wire transfer instructions) to the Management Share Shareholder at the principal office of the Company against delivery of certificates or other instruments representing the Management Shares so purchased, if existing, appropriately endorsed by the holder of such Management Shares.

(5)	Notwithstanding Section 8.1(1), any redemption, purchase or similar transaction involving the Company described herein shall, in all instances, be subject to the Company’s compliance with its contractual obligations (including Section 4.6 hereof), organizational documents and applicable law.

8.2 Call Right.

(1)	Subject to the terms and conditions of the Articles, at any time at which a Management Share Shareholder is no longer employed by or providing services to the Company or an Affiliate of the Company (either referred to as the “Company” in this Section) for any reason, the Company shall have the right (but not the obligation) and shall be entitled to exercise such right to purchase all or any portion of the Management Shares held by the Management Share Shareholder (the “Management Share Call Right”). Provided such Management Share Call Right is properly exercised by the Company and a Management Share Call Notice (as hereinafter defined) which meets the requirements of Section 8.2(3) is delivered to the Management Share Shareholder, each Management Share Shareholder hereby agrees to sell, and shall sell, all such Management Shares in accordance with and subject to the provisions of this Agreement.

(2)	The purchase price per Management Share to be purchased pursuant to a Management Share Call Right shall be the Fair Value (determined by the Committee based on, to the extent practicable in the circumstances, an updated independent third party valuation of the Company) of each Management Share.

(3)	The Management Share Call Right may only be exercised by the Company against the Management Share Shareholder if the Company has given notice thereof to the Management Share Shareholder (the “Management Share Call Notice”). The Management Share Call Notice may only be delivered to the Management Share Shareholder until or on the Final Exit Event. The Management Share Call Notice shall constitute the irrevocable election by the Company to purchase, and the Company shall purchase, all or a portion of the Management Shares held by the Management Share Shareholder in accordance with the terms of this Agreement and, upon the giving of such notice, the Management Share Shareholder shall thereupon be obligated to sell and shall sell to the Company all such Management Shares as stated in the Management Share Call Notice. The Management Share Call Notice shall be executed by the Company and shall stipulate that (i) the Company is exercising its right to purchase from the Management Share Shareholder all or any portion of the Management Shares owned by the Management Share Shareholder as at the date on which the Management Share Call Notice is delivered; and (ii) the Company’s determination and calculation of the Fair Value of the Management Shares subject to the Call Right, determined in accordance with Section 8.2(2).

(4)	The closing of the purchase of the Management Shares stipulated in the Management Share Call Notice shall be thirty (30) days after delivery of the Management Share Call Notice by the Company. The Company and the Management Share Shareholder may mutually agree in writing to change the closing date for the closing of the purchase and sale of the Management Shares pursuant to the Management Share Call Right provided that the Fair Value of the Management Shares shall be determined as at the last day of the month prior to the month in which such new closing date occurs.

(5)	The purchase price shall be paid on closing by the Company delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Management Share Shareholder provides to the Company wire transfer instructions) to the Management Share Shareholder at the principal office of the Company against delivery of certificates or other instruments representing the Management Shares so purchased, if existing, appropriately endorsed by the holder of such vested Management Shares.

(6)	Notwithstanding Section 8.2(1), any redemption, purchase or similar transaction involving the Company described herein shall, in all instances, be subject to the Company’s compliance with its contractual obligations (including Section 4.6 hereof), organizational documents and applicable law.

ARTICLE IX

CORPORATE GOVERNANCE MATTERS

9.1 Board of Directors.

(1)	Shareholders shall have no right to nominate or designate directors of the Company or any subsidiary of the Company.

(2)	To the extent a Shareholder is permitted to vote its Shares in favor of a nominee as a director of the Company, as per the Memorandum, Articles and this Agreement, the Shareholder shall vote his, her or its Shares for such person(s) designated by the Funds.

ARTICLE X

RESTRICTIVE COVENANTS AND TAX MATTERS

10.1 Confidential Information; Covenant Not to Compete/Not to Solicit.

(1)	Except as provided in this Section 10.1(1), Sections 10.1(2), (3) and (4) below apply to each Shareholder. Sections 10.1(2), (3) and (4) below do not apply to a Shareholder who is subject to a written employment, consulting or other similar agreement between the Company or an Affiliate thereof to obligations or restrictions relating to confidential information, non-solicitation and non-competition that are set out in such employment, consulting or other similar agreement provided such Shareholder remains bound by all the provisions in the employment, consulting or other similar agreement including any provisions contained therein relating to confidential information, non-competition and non-solicitation.

(2)	Each Shareholder hereby agrees that without the Company’s prior written consent, the Shareholder shall not, directly or indirectly, (i) at any time during or after the Shareholder’s employment or service with the Company or any Affiliate of the Company, disclose any Confidential Information pertaining to the business of the Company or any of its Affiliates (except when required to perform the Shareholder’s duties to the Company or one of its Affiliates, or required by law or judicial process) or disparage the Company or any of its Affiliates; or (ii) at any time during the Shareholder’s employment or service with the Company or its Affiliates and for a period of twelve (12) months following the Shareholder’s Restriction Date, directly or indirectly (A) act as a proprietor, director, officer, employee, consultant or partner in any business concern which is in competition with the Restricted Business, or have an investment in any such business that represents more than 10% of all investments in such business or hold securities in any such business that represents more than 10% of ownership (in value or in voting power) of any such business, (B) solicit Restricted Customers of the Company or any of its Affiliates to terminate their relationship with the Company or any of its Affiliates or otherwise solicit Restricted Customers to compete for any Restricted Business or (C) solicit or offer employment to any Restricted Employee. If the Shareholder is bound by any other agreement with the Company or any of its Affiliates regarding the use or disclosure of Confidential Information, the provisions of this Section 10.1 shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information. “Confidential Information” shall mean all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents, or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing and other non-public, proprietary, and confidential information.

(3)	Notwithstanding Section 10.1 (2), hereof, if at any time a court holds that the restrictions stated in such Section 10.1(2), hereof are unreasonable or otherwise unenforceable under circumstances then existing, the Company and the Shareholder agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. The Shareholder further recognizes the global nature of the Company’s and its Affiliates’ business. Because the Shareholder’s services are unique and because the Shareholder has had access to Confidential Information, the Company and the Shareholder agree that money damages will be an inadequate remedy for any breach of Section 10.1(2), hereof. In the event of a breach or threatened breach of Section 10.1(2), hereof, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favour, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(4)

In the event that the Shareholder materially breaches any of the provisions of Section 10.1(2) hereof, in addition to all other remedies that may be available to the Company, the Shareholder shall be required to pay to the Company the lesser of (i) the aggregate of any amounts actually paid to the Shareholder by the Company in respect of any exercise, purchase or repurchase by the Company of the Option or Ordinary B Shares acquired through the exercise of the Option held by the Shareholder pursuant to this Agreement or the Plan, and (ii) an amount equal to the financial loss caused to the Company or any of its Affiliates by the Shareholder’s material breach. For the purposes of this section, a material breach would be one or more breaches that cause, individually or in the aggregate, damages to the Company, an Affiliate, the FR XI Fund or the FR XII Fund in excess of US$50,000.

10.2 Tax Matters. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder, the Company is hereby authorized to withhold from distributions or other amounts payable such amount or amounts, and to remit such amount or amounts to the appropriate taxing authority. Any amount so withheld or remitted will be treated for purposes of this Agreement as a distribution by the Company to such Shareholder. If the Company reasonably determines at any time that the amount required to be withheld or remitted with respect to any Shareholder exceeds the amount distributable (or other amount payable) to such Shareholder at such time, such Shareholder will promptly make a cash contribution (or payment) to the Company equal to the amount of such excess, which amount, together with any amount actually withheld, will be remitted by the Company to the relevant taxing authority (and in such case, such amount shall not be treated as a capital contribution or as a distribution to such Shareholder).

10.3 Partnership Elections. The Company has elected or will elect to be classified and treated as a partnership for U.S. federal income tax purposes. In connection therewith, each Shareholder consents to the making of any election pursuant to Treasury Regulations Section 301-7701-3 consistent with such treatment and agrees to cooperate to effect such election and not to revoke such election or take any action that would cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE XI

MISCELLANEOUS

11.1 Additional Securities Subject to Agreement. Each Shareholder agrees that any other equity securities of the Company which it hereafter acquires by means of a share split, share dividend, distribution, exercise of options or warrants or otherwise will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

11.2 Term. This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below, shall continue in force until the earlier of:

(1)	the winding up, liquidation or dissolution of the Company;

(2)	the date on which this Agreement is terminated by written agreement of all the Parties;

(3)	the closing date of a Public Offering by the Company; or

(4)	the date on which there are no Shares outstanding.

For greater certainty, the provisions of Section 10.1 shall not terminate upon the termination of this Agreement, but shall terminate to the extent applicable in accordance with such provision.

11.3 Termination Not to Affect Rights or Obligations. A termination of this Agreement shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations shall survive the termination of this Agreement.

11.4 Notices. All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.4):

(i)	if to the Company:

c/o: CHC Helicopter LLC

4740 Agar Drive

Richmond, British Columbia T7B 1A3

Attention: Martin Lockyer, Vice President,

Legal Services and Corporate Secretary

Facsimile: (640) 232-8359

Email: mlockyer@chc.ca

with a copy to (which copy shall not constitute notice):

First Reserve Corporation

One Lafayette Place

Greenwich, CT 06830

Attention: Mark McComiskey

Facsimile: (203) 661-6729

Email: mmcomiskey@firstreserve.com

-and-

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: William E. Curbow, Esq.

Facsimile: (212) 455-2502

Email: wcurbow@stblaw.com

(ii)	if to any other Shareholder, at the address set forth in the Option Grant Agreement, Special Share Subscription Agreement or Subscription Agreement, as applicable, executed by such Shareholder.

11.5 Further Assurances. The Parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof

11.6 Assignment. This Agreement will inure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns. Except as specifically provided herein, this Agreement may not be assigned by any Party hereto without the express prior written consent of the other Parties, and any attempted assignment, without such consents, will be null and void.

11.7 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and any provisions of this Agreement may be waived, only by a written instrument executed by the Company and Shareholders holding a majority of the Management Shares held by all of the Shareholders; provided however that any such amendment, supplement, modification or waiver that would disproportionately and adversely affect the rights of any Shareholder hereunder without similarly affecting the rights hereunder of all Shareholders shall not be effective as to such Shareholder without such Shareholder’s prior written consent. Notwithstanding the foregoing, the Board shall be entitled to make (i) such changes or additions as are not inconsistent with this Agreement or that, in the Board’s view, acting in good faith, would be appropriate to make provided that, after consultation with counsel, such changes or additions will not be prejudicial to the interests of the Shareholders, and (ii) such changes or corrections that are required for the purpose of curing or correcting any ambiguity, defect, inconsistent provision, clerical omission, mistake or clerical error provided that, after consultation with counsel, the Board is of the view, acting in good faith, that such changes or corrections will not be prejudicial to the interests of Shareholders. A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non compliance or by anything done or omitted to be done by that Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.

11.8 Third Parties. Except as otherwise provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto except that the Funds shall be considered third party beneficiaries in regards to Section 5.1 and Section 9.1(2) and shall be entitled to enforce such Sections.

11.9 Conflicts. If there is any conflict or inconsistency between any provisions of this Agreement and any provisions of the Memorandum and/or the Articles, the provisions of the Memorandum and/or the Articles and/or Cayman Island law (as relevant) will govern to the extent of such conflict of inconsistency.

11.10 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

11.11 Jurisdiction; No Jury Trial. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such Party in any such court). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES

HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

11.12 Specific Performance. Without limiting or waiving in any respect any rights or remedies of the Parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, all of the Parties hereto will be entitled to seek specific performance of the obligations to be performed by the others in accordance with the provisions of this Agreement.

11.13 Entire Agreement. This Agreement, the Option Grant Agreements, the Special Share Subscription Agreements, the Subscription Agreements and the Management Loan set forth the entire understanding of the Parties hereto with respect to the subject matter hereof.

11.14 Titles and Headings. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

11.15 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

6922767 HOLDING (CAYMAN) INC.

By:
Name:
Title:

Witness	Sylvain Allard

OTHER INDIVIDUAL SIGNATURE PAGES NOT INCLUDED…

EXHIBIT A

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT made as of the      day of             , 200—, by and between 6922767 Holding (Cayman) Inc., a limited liability company exempted company incorporated under the laws of the Cayman Island (the “Company”).                      (the “Assignor”) and                                          (the “Assignee”).

All capitalized terms herein have the meanings ascribed thereto in the management shareholders agreement dated as of —, 2008 among the Company and management shareholders of the Company (the “Management Shareholders Agreement”).

WHEREAS the Assignee wishes to acquire                      [NTD: Describe Shares to be sold.] Shares (the “Sold Shares”) from the Assignor and become a Shareholder;

WHEREAS pursuant to Section 4.3 of the Management Shareholders Agreement, any Transferee of Shares must become a party to the Management Shareholders Agreement; and

WHEREAS pursuant to Section 4.3 of the Management Shareholders Agreement, no Transferee shall acquire any rights under the Management Shareholders Agreement unless the Company shall have consented to the giving of such rights.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1.	The Assignor hereby irrevocably assigns to the Assignee, and the Assignee hereby irrevocably assumes from the Assignor, as of the date hereof, any and all of the Assignor’s rights and obligations under the Management Shareholders Agreement in respect of the Sold Shares. From and after the date hereof, (a) the Assignee shall be a party to, and bound by the terms of, the Management Shareholders Agreement as a “Shareholder” thereunder, and (b) the Assignor shall relinquish its rights and be released from its obligations under the Management Shareholders Agreement except for those obligations arising under Section 4.2(2) and Article X.

2.	The Assignee hereby (a) represents and warrants that, as of the date hereof, each of the representations and warranties contained in Section 3.1 of the Management Shareholders Agreement with respect to the Assignee is true and correct on and as the date hereof, and (b) confirms that the Assignee has received a copy of the Management Shareholders Agreement.

3.	Pursuant to Section 4.3 of the Management Shareholder Agreement, the Company consents to the Assignee acquiring rights under the Management Shareholder Agreement (and being subject to the conditions contained therein) with respect to the Sold Shares.

4.	The parties acknowledge and agree that any references to a Shareholder being “Terminated” under the Management Shareholders Agreement shall in all cases be references to the termination of the Assignor’s active employment or service with the Company or an Affiliate of the Company (other than in connection with the Shareholder’s transfer to employment or service with any other Affiliate of the Company or a period of vacation, temporary illness or authorized leave of absence), whether such termination is lawful or otherwise.

5.	The Assignee shall forthwith and at its own cost and expense execute and deliver to the Company all such further assurances and documents as the Company shall reasonably request to give effect to the intent of the foregoing.

6.	This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

7.	This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the first date written above.

6922767 HOLDING (CAYMAN) INC.

By:
Name:
Title:

Witness	[Name of Assignor]

Witness	[Name of Assignee]

EXHIBIT B

ASSUMPTION AGREEMENT

TO:	6922767 HOLDING (CAYMAN) INC. (the “Company”)

AND TO:	MANAGEMENT SHAREHOLDERS OF THE COMPANY (the “Shareholders”)

RE:	Management Shareholders Agreement, dated —, 2008 among the Company and the Shareholders (the “Management Shareholders Agreement”)

The undersigned, in consideration of being issued [number and type of Shares] by the Company and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), hereby becomes a party to, and agrees to be bound by, the Management Shareholders Agreement as a “Shareholder” thereunder.

DATED as of this      day of             ,         .

Witness	[Name of Shareholder]

Acknowledged by the Company, on behalf of itself and the Shareholders:

6922767 HOLDING (CAYMAN) INC.

By:
Name:
Title: